Exhibit 99.1

AgFeed Industries Completes $41 Million Financing, Outlines Growth Plan for 2008

Sufficient financing to position AgFeed as China’s 2nd largest commercial hog farm owner and the largest premix feed company, organic growth and strategic acquisitions to propel rapid earnings growth in 2008.

SHANGHAI, CHINA --(MARKET WIRE) --- March 3, 2008 -- AgFeed Industries, Inc. (NasdaqGM: FEED; website: www.agfeedinc.com), a market leader in China's premix animal nutrition and hog raising industry, announces the completion of its previously announced $41 million financing advised by its financial advisor, Deutsche Bank Securities, Inc.

As previously announced, AgFeed sold a total of $22 million in newly issued common stock at $9 per share, plus an additional $19 million in three-year, 7% bonds convertible into common stock at $10 per share with 20% warrant coverage at a strike price of $10 per share.

AgFeed intends to use the proceeds to rapidly expand its two current business lines - premix animal feed and hog raising through organic growth and strategic acquisitions. AgFeed believes the completed financing is sufficient to reach the financial results outlined in its 2008 growth plan.

AgFeed now has 29,471,943 shares of common stock issued and outstanding.

AgFeed previously provided 2008 guidance of approximately $135 million in revenue, net income of approximately $30 to $33 million, and earnings per share (EPS) between $0.96 and $1.10 on a fully diluted basis.

MANAGEMENT ENTERED INTO SHARES LOCK-UP AND EARNINGS “MAKE GOOD” AGREEMENTS.

In connection with the issuance of the 3 year, 7% convertible bonds, AgFeed’s management team has agreed to lock up their entire shareholdings for the duration of the bonds, or until a date when at least 70% of the total value of the bonds has been either converted into common stock or redeemed by the Company. In addition, the convertible bonds and warrants also provide for the adjustment of the conversion and exercise price if AgFeed's audited net earnings for 2008 and 2009 are less than $30 million and $40 million, respectively.

MANAGEMENT COMMENTS:

Junhong Xiong, AgFeed’s CEO commented:” AgFeed’s target is to become China’s No. 1 hog producer in 3 years with healthy net income margins (currently at 37%), many times those of leading US hog producers which are negatively affected by high hog production costs and low domestic pork market demand. AgFeed has both hog production capabilities and extensive distribution networks in China. We are confident about our future prospects. Our senior management members have locked up all of our personal shares as long as our 3 year convertible bond holders so that our interest is totally in line with those of our institutional investors. AgFeed is dedicated to delivering results for our shareholders in 2008 and beyond.”

Songyan Li, PhD, AgFeed's Chairman commented, "In 2007, AgFeed achieved record sales and earnings primarily from our premix feed sales. In 2008 and beyond, we expect our hog raising business to contribute the majority of our revenues. Management’s in-depth knowledge about the hog raising industry, sufficient funding in place, favorable market environment, extensive feed expertise and high quarantine standards at our hog farms will position AgFeed as a well managed, highly profitable market leader in China’s vast feed and hog raising industries.”

2008 GROWTH PLAN: STRONG SYNERGIES - A MARKET LEADER IN FEED AND HOG PRODUCTION IN CHINA.

Hog Production Target: to Become China's 2ND Largest Commercial Hog Farm Owner in 2008:

●	AgFeed benefits from efficient production, quality control and economies of scale and China’s severe hog shortage problems

●
AgFeed is positioned to produce 120,000 hogs through currently existing operations and targets total production of 400,000 hogs for sale in 2008 through strategic hog farm acquisitions, which the Company anticipates completing by mid-April.

●	AgFeed anticipates acquiring the majority stakes of hog farms at a valuation of less than 2.5 times current year (2008) P/E

●	Projected 2008 revenues: between $90 and $100 million

●	Projected 2008 net income: between $21.5 million and $24 million

●	Strong cash flow: China’s hog raising industry operates on the basis of full payment received upfront at the point of sale. No account receivables from hog sales.

●	Favorable tax policy: under the current Chinese tax codes, the animal raising industry benefits from perpetual income tax free status.

Feed Distribution Target: to Further Expand Distribution Channels in Independently Owned Retail Stores in 2008:

●
AgFeed to target 1,000 independently owned chain stores exclusively offering AgFeed products to retail customers; an increase of approximately 100% from its year-end 2007 store count of 507 retail outlets

●	AgFeed's retail distribution model positioned to cross market all types of agricultural products to the vast Chinese markets, including those of global agricultural companies

●	AgFeed intends to open new premix feed plants in key locations targeting new markets. AgFeed will launch series of new feed products

●	Projected 2008 revenues estimated to be approximately $45 million

●	Projected 2008 net income estimated to be approximately $9 million

●	AgFeed will explore strategic relationships with global agricultural product companies

A BREEDER HOG’S SHORT REPRODUCTIVE CYCLE COULD PROPEL AGFEED’S GROWTH BEYOND 2008.

A sow (female hog) produces approximately a litter of 10 baby pigs every six months. AgFeed’s total hog population would expand significantly in 2009 and beyond due to a hog’s short reproductive cycle. AgFeed’s ownership of a nationally designated breeder hog farm serves as a reliable supply source for a large pool of quality and low cost baby pigs to be raised at its own hog farms.

MANAGEMENT ASSESSMENT - A FAVORABLE MARKET ENVIRONMENT

●	ANTICIPATES HOG PRICES TO REMAIN HIGH DUE TO CHINA’S FRAGILE HOG SUPPLY SOURCES

China has the world’s largest pork consumer market and a weak pork supply chain. Pork represents about 65% of all meat consumption in China. Approximately 600 million hogs are produced each year - the largest in the world, six times that of the US. While consumer demand for pork retracts in the US, wealthier Chinese consumers demand higher quality pork which drives up hog prices when hog supply is less stable. 70% to 75% of China’s total hog supply is dominated by more than 500 million backyard farmers with each family produces less than 10 hogs per year without basic disease control measures. Supply shocks such as hog diseases or bad weather create higher pricing opportunities for AgFeed, which has both proper quarantine standards at its hog farms and sophisticated hog raising expertise.

●	AGFEED PRODUCES HORMONE FREE HOGS.

Chinese laws prohibit the use of animal hormones or other similar types of meat enhancing chemicals such as ractopamine in hog production. This policy has made foreign pork export to China almost impossible since global commercial hog producers widely use ractopamine to increase the hog’s lean meat production. AgFeed faces significant growth opportunities in the Chinese marketplace.

About AgFeed Industries, Inc.

AgFeed is a U.S. public company listed on the NASDAQ Global Market. Through its operating subsidiaries in China, AgFeed is a market leader in China's fast growing premix animal feed and hog raising industries. The premix market in which Agfeed operates is an approximately $1.6 billion segment of China's $40 billion per year animal feed market, according to the China Feed Industry Association. There are approximately 600 million hogs raised in China each year, compared to approximately 100 million in the US. Approximately 75% of China’s total hog supply is from backyard individual hog farmers. Approximately 65% of China’s total meat consumption is pork.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. AgFeed's actual results may differ from its projections. Further, preliminary results are subject to normal year-end adjustments. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect AgFeed's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in AgFeed's filings with the Securities and Exchange Commission.

Contact:

U.S. Contact:
Mr. Arnold Staloff
Independent Board Member
AgFeed Industries, Inc.
Tel: 212-631-3510

Corporate Contact:
AgFeed Industries, Inc.
Mr. Sam Zhou, Corporate Development
Tel: 011-86-13925912908
Email: info@agfeedinc.com